Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700

MEDCATH CORPORATION ADOPTS SECTION 382 RIGHTS PLAN

CHARLOTTE, N.C., June 15, 2011 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, today announced that its Board of Directors has adopted a Section 382 rights plan intended to preserve the value of certain of the Company’s tax attributes (the “Tax Attributes”).

As of June 14, 2011, the Company has Tax Attributes which may entitle the Company to either reduce income taxes that may otherwise become due or to seek a refund of income taxes due with respect to the Company’s current 2011 tax year totaling up to as much as approximately $40,000,000 of tax reductions. However, these Tax Attributes may be materially reduced or eliminated by a “change of ownership” of the Company under Section 382 of the Internal Revenue Code (a “change of ownership”). If a change of ownership were to occur, the actual amount of Tax Attributes that could be materially reduced or eliminated would depend upon various factors, which among others include: (i) when the change of ownership occurred, (ii) the order in which certain hospitals owned by the Company are sold, (iii) the final sale price of certain hospitals owned by the Company and (iv) the timing of the liquidation of certain of the Company’s subsidiary limited liability companies or limited partnerships which have already sold their hospitals. In general, a change of ownership would occur if stockholders that own (or are deemed to own) at least 5 percent or more of the Company’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period beginning October 1, 2010.

As part of the Plan, the Company’s Board of Directors declared a dividend of one preferred stock purchase right on each outstanding share of the Company’s common stock. The dividend will be payable to holders of record as of the close of business on June 29, 2011. Shares of the Company’s common stock issued after the record date will be issued together with those rights.

The preferred stock purchase rights are not currently exercisable and initially will trade only with the Company’s common stock. However, if any person or group acquires 4.99% or more of the Company’s common stock, or if a person or group that already owns 4.99% or more of the Company’s common stock acquires additional shares, then, subject to certain exceptions, the preferred stock purchase rights would separate from the common stock and become exercisable for shares of the Company’s common stock having a market value equal to twice the exercise price, resulting in significant dilution to the ownership interests of the acquiring person or group.

The Company’s Board of Directors has established a procedure to consider requests to exempt acquisitions of the Company’s common stock from the Plan if it determines that doing so would not limit or impair the availability of the Tax Attributes.

The rights will expire on September 30, 2013. The rights may also expire on an earlier date upon the occurrence of other events, including a determination by the Company’s Board of Directors that the Tax Attributes have been utilized or are no longer available, or that the Plan is no longer necessary to protect the Tax Attributes. The Plan also may be terminated at any time by the Board before the rights become exercisable. The Company intends to submit the Plan for stockholder approval within 12 months of the date of its adoption.

The Plan is similar to Section 382 rights plans adopted by many other public companies with significant Tax Attributes. The issuance of the preferred stock purchase rights will not affect the Company’s reported earnings or loss per share and is not taxable to the Company or its stockholders.

On June 13, 2011, the Company also adopted a new governance policy on stockholder rights plans. The policy provides that any stockholder rights plan adopted by the Board without prior stockholder approval will be submitted to a stockholder vote for ratification within twelve (12) months of the adoption of such stockholder rights plan.

Additional information regarding the Plan will be set forth in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company is filing with the Securities and Exchange Commission.

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Parts of this announcement contain forward-looking statements that involve risks and uncertainties including but not limited to the value and ability of the Company to realize the benefits of certain tax attributes, those relating to the consummation of the 382 Rights Plan adopted by the MedCath Board of Directors and the timing of a stockholders vote regarding the Plan. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, our ability to realize the benefits the tax attributes described herein, and other factors. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2010 filed with the Securities and Exchange Commission on December 14, 2010, as amended. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.